RAIT Financial Trust Acquires Non-Traded Public REIT

PHILADELPHIA, PA – January 24, 2011 – RAIT Financial Trust (“RAIT”) (NYSE: RAS) today announced that it acquired Empire American Realty Trust, Inc., (“Empire”) a development stage, non-traded public REIT. RAIT paid approximately $2.3 million for Empire and certain of its affiliated entities including the entity that serves as the external advisor of Empire. RAIT will be the sponsor of Empire’s offering and expects Empire to raise capital for investing in commercial real estate assets.

As part of the transaction, RAIT is pleased to announce that it has hired Martel Day and a highly regarded sales management team. Mr. Day has been involved in raising capital in the independent broker dealer community for over 25 years and is the President of the Investment Program Association, the industry trade group that advocates the importance of direct investments in a diversified portfolio. Mr. Day commented on the transaction by saying, “The combination of RAIT’s public, commercial real estate expertise, and our relationships within the independent broker dealer community provides a strong foundation for the future success of RAIT’s new platform. We look forward to making RAIT’s non-traded REIT available to independent financial advisors and their clients.”

RAIT Chairman & CEO Scott Schaeffer said, “We believe that our sponsorship of a non-traded public REIT supports our strategic initiatives to create long-term value for RAIT. The ability to leverage the experience and reputation of Martel Day and his team provides an opportunity for RAIT to manage and finance commercial real estate assets with capital raised in the non-traded public REIT market.”

Empire’s public filings are available at the Securities and Exchange Commission’s website, www.sec.gov.

About RAIT Financial Trust

RAIT Financial Trust manages a portfolio of real estate related assets, provides a comprehensive set of debt financing options to the real estate industry and invests in real estate related assets. RAIT’s management uses its experience, knowledge and relationship network to seek to generate and manage real estate related investment opportunities for RAIT and for outside investors. For more information, please visit www.raitft.com or call Investor Relations at 215.243.9000.

Forward-Looking Statements and Disclosures

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to financing availability and capital proceeds; and uncertainties relating to the public offering of Empire’s common stock. This is neither an offer nor a solicitation to purchase securities.

RAIT Financial Trust Contact
Andres Viroslav
215-243-9000